Exhibit 5.1

November 6, 2009

NeurogesX, Inc.

2215 Bridgepointe Parkway

Suite 200

San Mateo, CA 94404

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 6, 2009 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,229,842 shares of your Common Stock, 878,459 shares of which (the “Plan Shares”) are reserved for issuance pursuant to your 2007 Stock Plan (the “Stock Plan”) and 351,383 shares of which (the “ESPP Shares”) are reserved for issuance pursuant to your 2007 Employee Stock Purchase Plan (“ESPP”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed issuance and sale of the Plan Shares and ESPP Shares under the Stock Plan and ESPP, respectively.

It is our opinion that the Plan Shares and ESPP Shares, when issued and sold in the manner referred to in the Stock Plan and ESPP, respectively, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati